PRICING SUPPLEMENT
Dated January 10, 2024
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376
(To Prospectus dated May 27, 2022,
Index Supplement dated May 27, 2022
and Product Supplement dated May 27, 2022)

UBS AG $850,000 Capped Buffer Enhanced Contingent Absolute Return Securities

Linked to the least performing of the shares of the Invesco QQQ TrustSM, Series 1 and the S&P 500® Index due July 15, 2025

Investment Description

UBS AG Capped Buffer Enhanced Contingent Absolute Return Securities (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the shares of the Invesco QQQ TrustSM, Series 1 and the S&P 500® Index (each an “underlying asset” and together the “underlying assets”). We also refer to an exchange-traded fund as an “ETF”, an underlying asset that is a share of an ETF as an “underlying equity” and an underlying asset that is an index as an “underlying index”. The amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset with the lowest percentage change from the trade date to the final valuation date (such underlying asset, the “least performing underlying asset” and such return, the “least performing underlying return”) and whether the closing level of any underlying asset on the final valuation date (its “final level”) is less than its downside threshold. If the least performing underlying return is positive, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the least performing underlying return and (b) the maximum gain. If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the product of the absolute value of the least performing underlying return (the “contingent absolute return”) multiplied by the downside gearing. Due to the downside thresholds, the contingent absolute return will be capped at 40.00% and you will not benefit from any decline in the least performing reference asset in excess of 20.00%. If, however, the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, at maturity you will not receive a positive return and, instead, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest and your potential return on the Securities is limited. You may lose some or almost all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any adverse performance by one underlying asset may negatively affect your return and will not be offset or mitigated by a more favorable performance by any other underlying asset. The contingent repayment of principal and the enhanced contingent absolute return feature apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Exposure to Positive Least Performing Underlying Return up to the Maximum Gain — At maturity, the Securities provide exposure to any positive least performing underlying return, up to the maximum gain.

❑

Enhanced Contingent Absolute Return and Contingent Repayment of Principal Amount at Maturity with Buffered Downside Market Exposure — If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the product of the contingent absolute return multiplied by the downside gearing. If, however, the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. The contingent repayment of principal and the enhanced contingent absolute return feature apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	January 10, 2024
Settlement Date*	January 16, 2024
Final Valuation Date**	July 10, 2025
Maturity Date**	July 15, 2025
*

We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to two business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to that of the least performing underlying asset, subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or almost all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”.

Underlying Assets	Bloomberg Tickers	Downside Gearing	Maximum Gain	Maximum Payment at Maturity per Security	Initial Levels	Downside Thresholds	Buffer	CUSIP	ISIN
Shares of the Invesco QQQ TrustSM, Series 1	QQQ	2.00	10.00%	$1,100.00	$408.50	$326.80, which is 80.00% of its Initial Level	20.00%	90279WE26	US90279WE262
S&P 500® Index	SPX				4,783.45	3,826.76, which is 80.00% of its Initial Level

The estimated initial value of the Securities as of the trade date is $987.20. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement relating to the Securities, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing of the shares of the Invesco QQQ TrustSM, Series 1 and the S&P 500® Index	$850,000.00	$1,000.00	$6,375.00	$7.50	$843,625.00	$992.50

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may have agreed to purchase Securities from a third-party dealer at a purchase price of at least $992.50 per Security, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $7.50 per Security sold in this offering. UBS Securities LLC has agreed to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated in the above table.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and the Securities. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Capped Buffer Enhanced Contingent Absolute Return Securities“ or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you will lose some or almost all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of some or almost all of your initial investment and are willing to make an investment that may have downside market risk similar to that of a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying equity constituents”) and, with respect to an underlying equity, the other assets comprising such underlying equity (together with the underlying equity constituents, the “underlying constituents”), subject to the buffer.

♦You believe that the level of each underlying asset will appreciate over the term of the Securities and that the percentage of appreciation of the least performing underlying asset is unlikely to exceed the maximum gain specified on the cover hereof or you believe that the least performing underlying asset will decline over the term of the Securities but not by more than the buffer.

♦You understand and accept that your potential positive return from any appreciation in the level of the least performing underlying asset is limited to the maximum gain and your potential positive return from any decline in the least performing underlying asset is limited by its downside threshold.

♦You are willing to invest in the Securities based on the maximum gain, downside gearing, downside thresholds (and corresponding buffer) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on an underlying equity or the underlying constituents.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or almost all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset, or that you will lose some or almost all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You cannot tolerate a loss of some or almost all of your initial investment or are not willing to make an investment that may have downside market risk similar to that of a hypothetical investment in the least performing underlying asset or its underlying constituents, subject to the buffer.

♦You believe that the level of any underlying asset will decline during the term of the Securities and the final level of the least performing underlying asset is likely to be less than its downside threshold, or you believe that the level of the least performing underlying asset will appreciate over the term of the Securities and the percentage of appreciation is likely to exceed the maximum gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You do not understand or do not accept that your potential positive return from any decline in the level of the least performing underlying is limited by its downside threshold.

♦You are unwilling to invest in the Securities based on the maximum gain, downside gearing or downside thresholds (and corresponding buffer) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on an underlying equity or the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Security
Term	Approximately 18 months.
Underlying Assets	The shares of the Invesco QQQ TrustSM, Series 1 and the S&P 500® Index
Maximum Gain	10.00%
Maximum Payment at Maturity per Security	$1,100.00
Downside Gearing	2.00
Buffer	20.00%
Payment at Maturity (per Security)

If the least performing underlying return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + the lesser of (a) Least Performing Underlying Return and (b) Maximum Gain)

In this scenario, your potential return on the Securities is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Security.

If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

$1,000 × [1 + (Contingent Absolute Return × Downside Gearing)]

In this scenario, you will receive a positive return on the Securities equal to the product of the contingent absolute return multiplied by the downside gearing. The maximum potential return you may receive in this scenario is 40.00% and your payment at maturity will in no event exceed $1,400.00.

If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, equal to:

$1,000 × (1 + Least Performing Underlying Return + Buffer)

In this scenario, you will not receive a positive return and you will instead suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer, regardless of the underlying return of any other underlying asset. In extreme situations, you could lose almost all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Contingent Absolute Return	The absolute value of the least performing underlying return. For example, if the least performing underlying return is -5%, the contingent absolute return will equal 5%.
Least Performing Underlying Return	The underlying return of the least performing underlying asset.
Initial Level(1)	The closing level of each underlying asset on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” with respect to an underlying index, and under “— Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” with respect to an underlying equity, in each case as described in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Securities are set.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the least performing underlying return is positive, UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + the lesser of (a) Least Performing Underlying Return and (b) Maximum Gain)

In this scenario, your potential return on the Securities is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Security.

If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000 × [1 + (Contingent Absolute Return × Downside Gearing)]

In this scenario, you will receive a positive return on the Securities equal to the product of the contingent absolute return multiplied by the downside gearing. The maximum potential return you may receive in this scenario is 40.00% and your payment at maturity will in no event exceed $1,400.00.

If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, equal to:

$1,000 × (1 + Least Performing Underlying Return + Buffer)

In this scenario, you will not receive a positive return and you will instead suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer, regardless of the underlying return of any other underlying asset. In extreme situations, you could lose almost all of your initial investment.

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any adverse performance by one underlying asset may negatively affect your return and will not be offset or mitigated by a more favorable performance by any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold.

♦The enhanced contingent absolute return feature and participation in any positive least performing underlying return, subject to the maximum gain, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the contingent absolute return feature and downside gearing or the participation in any positive least performing underlying return, subject to the maximum gain, even if such return is positive. You can receive the full benefit of such features only if you hold your Securities to maturity.

♦Your potential return on any appreciation in the level of the least performing underlying asset is limited to the maximum gain and your inverse exposure to any decline in the level of the least performing underlying asset is limited by the downside thresholds — The return potential on any appreciation in the level of the least performing underlying return is limited to the maximum gain. Therefore, you will not benefit from any positive least performing underlying return in excess of an amount that exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the least performing underlying asset.

 Furthermore, at maturity, you will receive a return equal to the product of the contingent absolute return multiplied by the downside gearing if the final level of the least performing underlying return is less than its initial level and equal to or greater than its downside threshold. Accordingly, the Securities provide you with the potential to earn an enhanced positive return based on the negative performance of the least performing underlying asset only if the percentage decline of each underlying asset is equal to or less than the buffer. If, however, the final level of any underlying asset is less than is downside threshold, you will not receive a positive return and instead you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

♦Your return on the Securities may change significantly despite only a small difference in the least performing underlying return — Your return on the Securities may change significantly despite only a small percentage change in the least performing underlying return. For example, if the final level of the least performing underlying asset is equal to its downside threshold, you would receive a positive return on your Securities that is equal to the product of the contingent absolute return multiplied by the downside gearing, whereas a final level that is only slightly lower than its downside threshold would instead result in a percentage loss of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer. The return on an investment in the Securities in these two scenarios is significantly different despite only a small relative difference in the least performing underlying return.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the final level of an underlying asset could be less than its downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying assets’ volatility can change significantly over the term of the Securities, and relatively lower downside thresholds may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose some or almost all of your initial investment.

♦Owning the Securities is not the same as owning the underlying constituents and the enhanced contingent absolute return feature is not the same as taking a short position directly in the least performing underlying equity or any underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. Furthermore, you will not benefit from any positive least performing underlying return in excess of an amount that exceeds the maximum gain. In addition, as an owner of the Securities, you will not receive or be entitled to receive any dividend payments or other distributions on an underlying equity during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of any amounts payable on your Securities. Similarly, you will not have voting rights or any other rights of a holder of an underlying equity or any underlying equity constituents.

Further, the enhanced contingent absolute return feature of the Securities will not reflect the return you would realize if you actually took a short position directly in the least performing underlying asset or any of its underlying constituents. Unlike a direct short position in the least performing underlying asset or its underlying constituents, which would entitle you to fully benefit from any decrease of the least performing underlying asset or such underlying constituents, you will not benefit from any decrease of the least performing underlying asset beyond an underlying return of -20%. To the contrary, a least performing underlying return of less than -20.00% will expose you on a 1-for-1 basis to the negative performance of the least performing underlying asset in excess of the buffer and, extreme situations, you could lose almost all of your initial investment.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return on your Securities if the final level of any underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing some or almost all of your initial investment at maturity than if the Securities were linked to a single underlying asset — The risk that you will lose some or almost all of your initial investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Securities were linked to a single underlying asset. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the downside thresholds (and corresponding buffer) and downside gearing, are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. All things being equal, lower downside thresholds and a higher downside gearing are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that the final level of any underlying asset will be less than its downside threshold is even greater despite lower downside thresholds or a higher downside gearing. Therefore, it is more likely that the final level of any underlying asset will be less than its downside threshold and that you will lose some or almost all of your initial investment at maturity.

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset, its underlying constituents and the issuers of the underlying equity constituents (each, an “underlying constituent issuer”), and with respect to an underlying equity, the issuer of such underlying equity (its “underlying equity issuer”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into these entities and the underlying assets. For additional information regarding the underlying assets, please see “Information About the Underlying Assets” herein and any SEC filings referred to in that section. We urge you to review financial and other information filed periodically by an underlying equity issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the final level of each underlying asset will be equal to or greater than its initial level or downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers and, with respect to an underlying equity, its underlying equity issuer. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing some or almost all of your initial investment.

♦Changes affecting an underlying index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying index. The policies of an index sponsor with respect to the calculation of the applicable underlying index could also adversely affect the level of such underlying index. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying index. Further, indices like each underlying index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying index) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Securities.

♦There is no affiliation between any underlying equity issuer, underlying constituent issuer or index sponsor and UBS, and UBS is not responsible for any disclosure by such entities — We are not affiliated with any underlying equity issuer, underlying constituent issuer, any index sponsor or the index sponsor of any target index. We and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer, underlying constituent issuer or index sponsor. However, we are not affiliated with any such entity and are not responsible for its public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into such entities, the underlying assets and the underlying constituents. No such entity is involved in the Securities offered hereby in any way or has any obligation of any sort with respect to your Securities or has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, or return on, your Securities.

♦The value of the underlying equity may not completely track the value of its underlying constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the level of an ETF may not completely track the value of its underlying constituents. The level of the underlying equity will reflect transaction costs and fees that the underlying constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of the underlying equity may not reflect its NAV.

♦Failure of the Invesco QQQ TrustSM, Series 1 to track the level of its target index — While the Invesco QQQ TrustSM, Series 1 is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the Invesco QQQ TrustSM, Series 1, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the Invesco QQQ TrustSM, Series 1 will not be equal to the performance of its target index during the term of the Securities.

♦The Invesco QQQ TrustSM, Series 1 utilizes a passive indexing investment approach — The Invesco QQQ TrustSM, Series 1 is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Invesco QQQ TrustSM, Series 1, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the Invesco QQQ TrustSM, Series 1 generally would not sell a security because the issuer of such underlying constituent (its “underlying constituent issuer”) was in financial trouble. In addition, the Invesco QQQ TrustSM, Series 1 is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

♦The S&P 500® Index reflects price return, not total return — The return on the Securities is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its underlying constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Securities will not include such a total return feature or dividend component.

Estimated Value Considerations

♦The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents and an underlying equity, the correlation of the underlying assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents and an underlying equity; the correlation of the underlying assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset or underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, may adversely affect the levels of the applicable underlying assets and, therefore, the market value of, and return on, the Securities.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying equity issuer or underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Securities based on the final levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Securities if a market disruption event occurs and is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Securities, including the downside thresholds (and corresponding buffer), maximum gain and downside gearing, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Securities, including as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Following certain events, the calculation agent can make adjustments to an underlying equity and the terms of the Securities that may adversely affect the market value of, and return on, the Securities — Following certain events affecting an underlying equity, the calculation agent may make adjustments to its initial level, downside threshold and/or final level, as applicable, and any other term of the Securities and, in some instances, may replace such underlying equity. However, the calculation agent will not make an adjustment in response to every event that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain events relating to an underlying equity, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Securities may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the market value of, and return on, the Securities. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 18 months
Initial Level:
Underlying Asset A: Underlying Asset B:	$400.00 4,000.00
Downside Threshold:
Underlying Asset A: Underlying Asset B:	$320.00 (which is equal to 80.00% of its Initial Level) 3,200.00 (which is equal to 80.00% of its Initial Level)
Buffer:	20.00%
Downside Gearing:	2.00
Maximum Gain:	10.00%
Range of Underlying Return:	-100% to 50%

Example 1 — Underlying Asset A is the Least Performing Underlying Asset and its Final Level is $420.00, an increase of 5.00% from its Initial Level.

Because the least performing underlying return is positive and is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 × (1 + the lesser of (a) 5.00% and (b) 10.00%)
= $1,000 × (1 + 5.00%)
= $1,050.00 per Security (5.00% total return).

Example 2 — Underlying Asset B is the Least Performing Underlying Asset and its Final Level is 5,600.00, an increase of 40.00% from its Initial Level.

Because the least performing underlying return is positive and is equal to or greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$1,000 × (1 + the lesser of (a) 40.00% and (b) 10.00%)
= $1,000 × (1 + 10.00%)
= $1,100.00 per Security (10.00% total return).

Example 3 — Underlying Asset A is the Least Performing Underlying Asset and its Final Level is $400.00, a change of 0.00% from its Initial Level.

Because the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, the payment at maturity per Security will be calculated as follows:

$1,000 × [1 + Contingent Absolute Return × Downside Gearing)]

= $1,000 × [1 + (|0.00%| × 2.00)]

= $1,000.00 per Security (0.00% total return).

Example 4 — Underlying Asset B is the Least Performing Underlying Asset and its Final Level is 3,800.00, a decrease of 5.00% from its Initial Level.

Because the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, the payment at maturity per Security will be calculated as follows:

$1,000 × [1 + Contingent Absolute Return × Downside Gearing)]

= $1,000 × [1 + (|-5.00%| × 2.00)]

= $1,100.00 per Security (10.00% total return).

Example 5 — Underlying Asset A is the Least Performing Underlying Asset and its Final Level is $160.00, a decrease of 60.00% from its Initial Level.

Because the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$1,000 × (1 + -60.00% + 20.00%)

= $1,000 × (1 + (-40.00%)
= $600.00 per Security (40.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose almost all of your initial investment.

Least Performing Underlying Asset(1)		Payment and Return at Maturity
Final Level	Least Performing Underlying Return	Payment at Maturity	Security Total Return at Maturity
$600.00	50.00%	$1,100.00	10.00%
$560.00	40.00%	$1,100.00	10.00%
$520.00	30.00%	$1,100.00	10.00%
$480.00	20.00%	$1,100.00	10.00%
$440.00	10.00%	$1,100.00	10.00%
$436.00	9.00%	$1,090.00	9.00%
$424.00	6.00%	$1,060.00	6.00%
$412.00	3.00%	$1,030.00	3.00%
$400.00	0.00%	$1,000.00	0.00%
$380.00	-5.00%	$1,100.00	10.00%
$360.00	-10.00%	$1,200.00	20.00%
$340.00	-15.00%	$1,300.00	30.00%
$320.00	-20.00%	$1,400.00	40.00%
$280.00	-30.00%	$900.00	-10.00%
$240.00	-40.00%	$800.00	-20.00%
$200.00	-50.00%	$700.00	-30.00%
$160.00	-60.00%	$600.00	-40.00%
$120.00	-70.00%	$500.00	-50.00%
$80.00	-80.00%	$400.00	-60.00%
$40.00	-90.00%	$300.00	-70.00%
$0.00	-100.00%	$200.00	-80.00%
(1)	Assumes Underlying Asset A is the Least Performing Underlying Asset.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any adverse performance by one underlying asset may negatively affect your return and will not be offset or mitigated by a more favorable performance by any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

An underlying equity is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by an underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by an underlying equity issuer can be located by reference to its SEC file number provided below.

Invesco QQQ TrustSM, Series 1

We have derived all information contained herein regarding the Invesco QQQ TrustSM, Series 1 (the “QQQ Trust”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the QQQ Trust, Invesco Capital Management LLC (the “sponsor” or its “investment adviser”), the trustee of the QQQ Trust, The Bank of New York Mellon (the “trustee”), and the index sponsor of the target index, as defined below.

The QQQ Trust is a unit investment trust that issues securities called “Trust Units” as “Units” of the QQQ Trust, each of which represents a fractional undivided ownership interest in the QQQ Trust. The QQQ Trust holds all the component securities of the Nasdaq-100 Index® (the “target index”), and is rebalanced quarterly and reconstituted annually. The target index includes 100 of the largest domestic and international nonfinancial companies listed on the Nasdaq Stock Market based on market capitalization. The target index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The target index is calculated, maintained and published by, Nasdaq, Inc. (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

The QQQ Trust is not actively managed. The QQQ Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the target index. The trustee on a nondiscretionary basis adjusts the composition of the QQQ Trust to conform to changes in the composition and/or weighting of securities in the target index. Although the QQQ Trust may fail to own certain securities included in the target index at any particular time, the QQQ Trust generally will be substantially invested in the securities included in the target index. The QQQ Trust may or may not hold all of the securities that are included in the target index.

Select information regarding the QQQ Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the QQQ Trust’s website. Expenses of the QQQ Trust reduce the net asset value of the assets held by the QQQ Trust and, therefore, reduce the value of the shares of the QQQ Trust.

Shares of the QQQ Trust are listed on the Nasdaq Stock Market under the ticker symbol “QQQ”.

Information from outside sources including, but not limited to the prospectus related to the QQQ Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the QQQ Trust or the target index.

Information filed by the QQQ Trust with the SEC, including the prospectus for the QQQ Trust, can be found by reference to its SEC file numbers: 333-61001 and 811-08947 or its CIK Code: 0001067839.

Historical Information

The graph below illustrates the performance of the QQQ Trust’s shares from January 1, 2014 through January 10, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of the QQQ Trust’s shares on January 10, 2024 was $408.50. The dotted line represents its downside threshold of $326.80, which is equal to 80.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2014 through January 10, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SPX on January 10, 2024 was 4,783.45. The dotted line represents its downside threshold of 3,826.76, which is equal to 80.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2014 through January 10, 2024. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2014 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2014 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using UBS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold or a higher downside gearing are generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics —  Greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing some or almost all of your initial investment at maturity than if the Securities were linked to a single underlying asset“ herein. Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying assets. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Section 1260. Because an underlying asset that is an ETF would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Securities could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement. There may also be a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the least performing underlying asset.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying equity issuer or underlying constituent issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Securities are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of an underlying asset, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers and underlying equity issuers, as applicable).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Securities to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may have agreed to purchase Securities from a third-party dealer at a purchase price of at least $992.50 per Security, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.